proxy, for each share of stock entitled to vote held by such stockholders. Upon the demand of any stockholder, the vote for directors and upon any question before the meeting shall be by ballot.
All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of this State.
10.
ORDER OF BUSINESS.
The order of business at all meetings of the stockholders, shall be as follows:

1.Roll Call.
2.Proof of notice of meeting or waiver of
	notice.
3.Reading of minutes of preceding meeting.
4.Reports of Officers.
5.Reports of Committees.
6.Election of Directors.
7.Unfinished Business.
8.New Business.


11 .INFORHAL ACTION BY STOCKHOLDERS.
Unless otherwise provided by law, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.
			By-Laws 4